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                                                                    EXHIBIT 10.6

                                     EXABYTE
                               SUBLEASE AGREEMENT

         THIS EXABYTE SUBLEASE AGREEMENT ("Agreement") dated and effective this 10th day of August, 1998, ("Effective Date"), between Exabyte Corporation, a Delaware corporation, having its principal place of business at 1685 38th Street, Boulder, Colorado 80301, ("Sublessor") and ILX Lightwave Corporation, a Minnesota corporation, having its principal place of business at 31950 Frontage Road, Bozeman, MT 59715 ("Sublessee"), also known as the parties, agree as follows:

WHEREAS, Sublessor is the tenant of the Premises (described as, 4665 Nautilus Court, Boulder, CO 80302) pursuant to the terms of a Lease dated May 18, 1995 ("Lease"), a copy of which is attached hereto as Exhibit A and incorporated herein by reference; and

WHEREAS, Sublessor desires to sublease to Sublessee a portion of the Premises, subject to the terms and conditions as contained herein and in the Lease.

NOW, THEREFORE, in consideration of the rent reserved hereunder and the mutual promises, covenants, warranties, and representations contained herein, Sublessor and Sublessee agree as follows:

1.       Scope of Agreement

         1.1. Sublessee shall assume all obligations of the Sublessor in the Lease dated May 18, 1995 as applicable only with respect to the area which is subleased containing 10,560 square feet in the Northwest section of the Premises, which floor plan is attached hereto as Exhibit B ("Subleased Premises") except as otherwise set forth herein. The terms, conditions and respective obligations of Sublessor and Sublessee to each other under this Agreement shall be the terms and conditions of the Lease, except for those provisions of the Lease which are directly contradicted by this Agreement, in which event the terms of this Agreement shall take precedent to the Lease.

         1.2. During the term of this Agreement, Sublessee hereby expressly assumes and agrees to perform and comply with, each and every obligation of Sublessor as tenant under the Lease. The obligations which Sublessee has assumed under this Section 1.2 which are consistent with the terms of this Agreement hereinafter referred to as the "Sublessee's Assumed Obligations" except for Lease section(s) 29w and 31.

         1.3. Sublessee shall hold Sublessor free and harmless of and from any liability, judgment, costs and damages, claims and demands, including reasonable attorney's fees, arising out of Sublessee's failure to comply with or perform Sublessee's Assumed Obligations as of the Effective Date of this Sublease. Sublessor shall hold Sublessee




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                  free and harmless of and from any liability, judgment, costs, damages, claims and demands, including reasonable attorney's fees, arising out of Sublessor's failure to comply with its obligations as Tenant under the Lease.

         1.4. Sublessor agrees to do all things necessary on its part, as tenant under the Lease, to maintain the Lease in full force and effect during the entire term of this Agreement, subject to however, to any early termination on the Lease without any fault on the part of Sublessor.

         1.5. Sublessor represents and warrants to Sublessee that, as of the date hereof, the Lease is in full force and effect and the copy attached is a complete copy, and that no default exists on the part of either party to the Lease, nor does any set of facts or circumstances exist which, with notice or the passage of time, or both, could constitute an event of default.

         1.6. Sublessor shall have all rights as defined in Section 23 of the Lease in the event of default by Sublessee.

    2.   Term

         This Agreement shall become effective as of the Effective Date above upon its execution by the authorized representatives of the parties. In the event the improvements specified in Exhibit D are not complete by August 17, 1998, Sublessee may, at its option, delay the initial Rent payment due hereunder by an amount of days equal to the days commencement was delayed. This Agreement shall expire June 30, 2001, unless terminated earlier pursuant to the Lease.

    3.   Premises

         3.1. The parties agree that the Subleased Premises hereunder consists of approximately 10,560 square feet as noted in Exhibit B hereto. As of the Effective Date of this Agreement, Sublessor warrants that the Subleased Premises complies with all restrictive covenants and governmental regulations and Sublessor shall be responsible to complete the improvement specified on Exhibit D, secure and demise such Subleased Premises and cause such to comply with all governmental and quasi-governmental codes, requirements, and permits, etc. Both parties acknowledge that the Subleased Premises shall be taken on an "as-is" basis subject to Sublessor's obligations to complete improvements.

         3.2. Sublessee shall be responsible for pro-rata portion of the operating expenses as defined in the Lease for the Subleased Premises. As of the Effective Date, such pro-rata share is 28.45%.


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         3.3.     Sublessee shall be responsible for contracting for telephone, gas, electric service, janitorial service and trash removal and the expenses thereof. Gas and electric service expenses are metered separately.

         3.4. Sublessee shall have the right to use its pro rata share of the available surface parking spaces at no additional charge for the term of this Agreement. As of the Effective Date of this Agreement, the quantity of such parking spaces total twenty-eight (28) and shall be designated as Sublessee's.

         3.5. Sublessor shall make available the equipment and fixtures specified on Exhibit C for Sublessee's use during the terms of this Agreement. Unless a purchase agreement is executed by the Parties, Sublessor retains title and ownership of such equipment. Sublessor represents that the equipment and fixtures are free and clear from any liens.

         3.6. Sublessor will pay up to $3,000 to Sublessee as a recarpeting allowance upon Sublessee's submitting a receipt for such.

    4.   Insurance

         Sublessee shall be responsible to maintain throughout the term of this Agreement, fire and extended coverage insurance for the personal property owned by Sublessee. Additionally, throughout the term of this Agreement, Sublessee shall maintain commercial general liability insurance including minimum limits of coverage as follows: (i) $1 million per occurrence; (ii) $1 million general aggregate; (iii) $1 million products/completed operations aggregate limit; (iv) $1 million personal injury. Coverage shall be maintained with insurance companies acceptable to Sublessor, which acceptance shall not be unreasonably withheld. A certificate of insurance shall be provided to Sublessor evidencing this coverage and shall provide that this coverage shall not be changed, modified, reduced or cancelled without thirty (30) days prior written notice to Sublessor. Sublessee insurance shall be endorsed to name Sublessor as an additional insured.

    5.   Rent

         5.1. Sublessee shall pay to Sublessor, as rent for the Premises, the sum of $7.24 per square foot per annum in advance ("Rent"), on the first day of every month during the term of this Sublease. Monthly Rent shall be $6,371.20 ($7.24 x 10,560 square feet / 12). The first month's Rent shall be due September 1, 1998. Any increase in the above specified Rent shall be in accordance Section 5b of the Lease.

         5.2. Late Charge. If any installment of Rent or of the sum due from Sublessee shall not be received by Sublessor within five (5) days said amount is due, then Sublessee shall pay to Sublessor a late charge equal to five percent (5%) of such overdue amount. The parties hereby agree that such late charges represents a fair and reasonable


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                  estimate of the cost that Sublessor will incur by reason of the late payment by Sublessee. Acceptance of such late charges by the Sublessor shall in no event constitute a waiver of Sublessee's default with respect to such overdue amount, nor prevent Sublessor from exercising any of the other rights and remedies granted hereunder.

         5.3. Additional Rent. If any sum or amount in addition to or in excess of the Rent provided for in Section 5.1 above is due pursuant to the Lease as Rent for the Subleased Premises, then the Sublessee shall promptly pay any such sum or amount, and Sublessee shall Indemnify and hold harmless Sublessor of and from any and all claims, damages, or loses incurred or suffered by Sublessee as a result of or arising out of any failure or refusal on the part of Sublessee to pay any such amount.

                  Sublessee shall be responsible for a pro-rata portion of the operating expenses as specified in Section 3.2 above. Such operating expenses are estimated at $7.15 per square foot per annum. Additional Rental shall be $1,892.00 ($2.15 x 10,560 square feet/12). The first month's additional rent shall be due September 1, 1998. Any increase in operating expenses shall be in accordance with Section 7, of the Lease.

         5.4. The termination of this Sublease by Sublessor or landlord due to default of Sublessor: (a) does not relieve Sublessee of its obligations to pay Rent accrued under this Sublease through the date of termination; (b) does not waive any claim that Sublessor may have against Sublessee, including, without limitation, claims or indemnification as a result of any claim asserted by Sublessor against by any third party relating to Sublessee's use and occupancy of the Premises; and (c) does not waive any right Sublessor may have to collect money judgments against Sublessee that it may have or may obtain in the future as a result of Sublessee's default under this Sublease prior to such termination.

         5.5. The parties agree the above-specified Rent includes the equipment systems, cubicles, and telephone equipment currently owned by Sublessor as specified as Exhibit C hereto.

    6.   Security Deposit

         6.1. A security deposit in the amount of one (1) month's Rent shall be required from Sublessee with respect to this Agreement and held in accordance with respect to this Agreement and held in accordance with the Lease. Such security deposit shall be paid to Sublessor upon execution of this Agreement. Upon the expiration of this Sublease, Sublessor shall return such security deposit to Sublessee, provided all Sublessee's obligations under this Sublease have been fulfilled.



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         6.2.     Sublessor shall provide written notice to Sublessee in the event of any default under this Sublease. If Sublessee shall
                  (i) fail to pay the Rent, or any other sum required by this Sublease to be paid to Sublessor at the time or in the manner provided; or (iii) if Sublessee shall, voluntarily or involuntarily, seek the protection of the Bankruptcy Act and such matter is not dismissed within sixty (60) days; or (iv) if default shall be made in any of the other covenants or conditions on Sublessee's part agreed to be performed, and if such failure to pay Rent or such other sum or such default in performance shall continue for more than thirty (30) days after the written notice of default then Sublessee shall be in default. Sublessee expressly recognizes the right of Sublessor and its agents to retain and have a key to the Premises. Sublessor shall abide by Section 20 of the Lease.

         6.3. Any such termination, refusal, cancellation, retention, entry, or ejection shall in no manner prejudice any claim Sublessor may then or thereafter have against Sublessee for any charges due or other amounts, including collection and reasonable attorney's fees incurred in connection with Sublessor's effort to collect funds owed to it by Sublessee, or for damages for breach of any of the terms and conditions hereof. Sublessee does hereby agree to indemnify and hold Sublessor harmless for any loss, liability, damage, or deficiency (including reasonable attorney's fees and court costs) arising out of or in any way related to any breach by Sublessee of any terms, conditions, or provisions of this Sublease. Sublessor shall in no way be liable to compensate Sublessee for any damages which Sublessee may suffer by reason of such rightful termination, refusal, cancellation, retention, entry, or ejection hereunder or any other action taken by Sublessor pursuant hereto. Sublessor is not and shall not be responsible for any of Sublessee's personal property including, but not limited to, business and financial records and files located in the Premises in the event that Sublessor exercises its rights against Sublessee pursuant hereto. In addition, Sublessor may exercise all or any rights of a Sublessor as from time to time permitted under Colorado law.

         6.4. If Sublessee shall not remove all effects and personal property belonging to it from the Subleased Premises or Premises at the termination of this Agreement, Sublessor may, at its option, consider such effects and personal property abandoned and dispose of them in any manner that Sublessor sees fit in Sublessor's sole discretion, or, as Sublessor's option, remove all or part of such effects and personal property and store them without liability to Sublessor for loss thereof, and Sublessee shall be liable to Sublessor for all expenses incurred in such removal and storage as additional Rent.

    7.   Indemnification

         7.1. Sublessee will indemnify and hold Sublessor harmless from and against any loss, damage, or liability occasioned by or resulting from any default hereunder or any



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                  willful or negligent act on the part of Sublessee, its agents, employees, invitees, or persons permitted within the Premises.

         7.2. Sublessor will indemnify and hold Sublessee harmless from and against any loss, damage, or liability occasioned by or resulting from any default hereunder or any willful or negligent act on the part of Sublessor, its agents, employees, invitees, or persons permitted within the Premises.

         7.3. Neither Sublessor nor Sublessee shall be liable to the other or to any insurance company (by way of subrogation or otherwise) insuring them for any loss or damage to any property or loss of income deriving therefrom, or losses under Worker's Compensation laws and benefits, even though such losses or damages might have been occasioned by the negligence of the other party, its agents, or employees.

    8.   Rules and Regulations

         Sublessee and Sublessee's agent's, employees, licensees, and invitees shall faithfully observe and comply with any reasonable rules and regulations set forth by Sublessor or stated in either this Agreement or the Lease from time to time governing the Premises. Such rules and regulations may apply, but need not be limited to, safety regulations, and matters relating to security. Such rules and regulations shall be binding upon Sublessee by delivery of a copy thereof to Sublessee. Such rules and regulations current as of the Effective Date shall be attached hereto as Exhibit B.

    9.   Headings

         Headings, which include the underlined portion following the section number, have been used for reference purposes only and shall have no operative effect in the construction of the rights or obligations pursuant to this Agreement.

    10.  References

         Any reference to a section number shall include all subsections of such section.

    11.  Jurisdiction and Venue

         This Agreement shall be construed under and governed by the laws of the State of Colorado, and the competent federal courts in the State of Colorado shall decide any disputes between the parties with respect to this Agreement.


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    12.  Entire Agreement Counterparts

         This Agreement is intended to be the sole and complete statement of the obligations of the parties as to the sublease of the Premises and supersedes all previous understandings, negotiations and proposals. This Agreement may not be altered, amended, rescinded or modified except by written agreement between the parties and signed by an officer of each party that expressly amends, rescinds, supersedes or terminates this Agreement, and that specifically references this Agreement.

    13.  Enforcement

         In the event any provisions of this Agreement are declared unenforceable by a duly authorized court having jurisdiction, then this Agreement with respect to enforceable provisions shall continue in force, and all rights and remedies under the remaining enforceable provisions shall survive any such judicial declarations, provided this Agreement still expresses the general intent of the parties. In the event the general intent of the parties cannot be preserved, this Agreement shall either be renegotiated or rendered null and void.

    14.  Notices

         Notices and other communications by a party under this Agreement shall be given in writing by mail, postage prepaid, certified, recorded, or registered and addressed to the parties at their respective addresses as set forth below:

         Sublessee:

         ILX Lightwave Corporation
         31950 E. Frontage Road
         Bozeman, MT  59715
         Attn:  Mr. Larry Johnson

         Sublessor:

         Exabyte Corporation
         1685 38th Street
         Boulder, Colorado  80301  U.S.A.
         Attn:  Mr. Stephen F. Smith

         Such notices shall be deemed to have been given upon mailing. Notices may also be given by facsimile, if in the case of Sublessee, they are sent to the following number: (406) 586-9405, and in the case of Sublessor, they are sent to the following number, (303) 417-7142. If given by facsimile, notices shall be deemed to have been given on the date of



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         transmission. All facsimile notices shall be confirmed by written notice mail, as provided above, within five (5) days of the date the facsimile is sent.

    15.  Assignment

         This Agreement is not assignable by either party without written permission of the other party, which shall not be unreasonably withheld or delayed. Sale of stock or assets of the Parties shall not constitute assignment. Sublessee may not sublet the Subleased Premises or any part thereof, or any right or privilege appurtenant thereto, or suffer any other person (the employees, agents, servants and invitees of Sublessee excluded) to occupy or use the Subleased Premises without the prior written consent of the landlord and Sublessor, which consent shall not be unreasonably denied.

    16.  Waiver

         The waiver by Sublessor or Sublessee of any breach of any term covenant, or conditions contained herein shall not be deemed to be a subsequent waiver of such terms, covenants, or conditions. The subsequent acceptance of payment of Basic Rent or Additional Rent shall not be deemed a waiver of any preceding breach of payment by Sublessee regardless of Sublessor's acknowledgment of such preceding breach at the time of acceptance of such payment.

    17.  No Agency Created

         Neither party is a partner, joint venturer, agent, legal representative, or employee of the other. Neither party is granted the right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the other party or to bind such other party in any manner to anything whatsoever.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives, effective as of the date first set forth above.

EXABYTE CORPORATION
         ILX LIGHTWAVE  CORPORATION

By:                                   By:
   -------------------------------       ---------------------------------------
    Stephen F. Smith                      Lawrence A. Johnson

Title:                                Title: President/Chief Executive Officer
      ----------------------------          ------------------------------------

Date:                                 Date:
     -----------------------------         -------------------------------------



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                         CONSENT BY LANDLORD TO SUBLEASE


The undersigned Landlord, under the Lease dated May 18, 1995 by Nautilus Court II Partnership, Ltd. (Landlord) and Exabyte Corporation (Tenant) hereby acknowledges the Sublease by and between Exabyte Corporation (Sublessor) and ILX Lightwave Corporation (Sublessee) and by its signature hereon consents to such Sublease as of the day and year set forth herein below.

Landlord further agrees to give Sublessee written notification within five days in the event of any default in the Lease by the Tenant. In the event of a default by the Tenant, the Landlord, at the Sublessee's option, will enter into a new lease with the Sublessee to remain in the premises for the remainder of the original Sublease term. The new lease will include substantially the same terms and conditions of the current Sublease, except for rent which will be at market rate, to be reasonably determined by the Landlord.

Landlord:

Nautilus Court II Partnership


By:
   ----------------------------------

Title:
      -------------------------------

Date:
     --------------------------------

                             ASSIGNMENT OF SUBLEASE

For value received and effective December 21, 1999, EXABYTE CORPORATION, a Delaware corporation, Assignor, hereby assigns all its right, title and interest in and to that certain Sublease Agreement dated August 10, 1998 by and between EXABYTE CORPORATION, Sublessor, and ILX LIGHTWAVE, a Minnesota corporation, Sublessee, including a security deposit in the amount of $6,371.20 unto NAUTILUS COURT II PARTNERSHIP, LTD., a Colorado limited partnership, Assignee, its successors and assigns. In consideration of this Assignment, said Assignee hereby assumes and agrees to perform all the covenants and agreements in said Sublease contained by the Sublessor therein agreed to be made and performed, including but not limited to the use of the equipment and fixtures by Sublessee in accordance with Section 3.5 of the Sublease.

ASSIGNOR:                                 ASSIGNEE:

EXABYTE CORPORATION
         NAUTILUS COURT II PARTNERSHIP, LTD.
a Delaware corporation                    a Colorado limited partnership


By:                                       By:
   ---------------------------------         ---------------------------
    Stephen F. Smith                          Valtec Associates, Ltd.
    Vice President and CFO                    by Byron Chrisman, General Partner

CONSENT TO ASSIGNMENT:

The undersigned Sublessee under the Sublease hereby consents to this Assignment of Sublease as aforesaid.

ILX LIGHTWAVE CORPORATION


By:
   -----------------------------------

Printed Name:
             -------------------------

Title:
      --------------------------------